Exhibit 10.5

Compensation Arrangements for FY 19 of Executive Officers of Extreme Networks, Inc.

        Note: The following summary of compensation arrangements does not include all previously-reported compensation arrangements or awards granted under previously-disclosed incentive plans. Disclosures with respect to compensation for Named Executive Officers for the 2018 fiscal year were included in the Company's definitive proxy statement for the Company's 2018 Annual Meeting of Stockholders, and disclosures with respect to compensation for Named Executive Officers for the 2019 fiscal year will be included in the Company's definitive proxy statement for the Company's 2019 Annual Meeting of Stockholders.

Compensation for Edward Meyercord (Chief Executive Officer)

        Mr. Meyercord’s current annual base salary is $625,000. In addition, Mr. Meyercord will be eligible to participate in the Company's FY19 Extreme Incentive Plan (as described below) with a bonus target of 130% as a percentage of base salary. On August 29, 2018, Mr. Meyercord was granted 139,000 performance-based restricted stock unit awards, 139,000 service-based restricted stock unit awards, and 330,200 performance stock options under the Company's equity incentive plan as part of his fiscal year 2018 compensation.

Compensation for Benjamin Drew Davies (Previous Chief Financial Officer)

        Mr. Davies' left the Company effective September 30, 2018.  Mr. Davies’ annual base salary was $400,000. Mr. Davies will not participate in the Company's FY19 Extreme Incentive Plan. Grants to Mr. Davies under the Company's equity incentive plan made in August 2018 were forfeited when he left the company. A copy of the Transition and Separation Agreement with Mr. Davies has been filed with the SEC.

Compensation for Matthew Cleaver (Interim Chief Financial Officer)

        Mr. Cleaver's current annual base salary is $253,158. In addition, Mr. Cleaver will be eligible to participate in the Company's FY19 Extreme Incentive Plan (as described below) with a bonus target of 40% as a percentage of base salary. On August 29, 2018, Mr. Cleaver was granted 9,158 performance-based restricted stock unit awards and 9,158 service-based restricted stock unit awards under the Company's equity incentive plan as part of his fiscal year 2019 compensation.

Compensation for Robert Gault (Chief Revenue Officer)

         Mr. Gault’s current annual base salary is $410,000. In addition, Mr. Gault will be eligible to participate in the Company's FY19 Extreme Incentive Plan (as described below) with a bonus target of 100% as a percentage of base salary. On August 29, 2018, Mr. Gault was granted 40,300 performance-based restricted stock unit awards, 40,300 service-based restricted stock unit awards, and 95,700 performance stock options under the Company's equity incentive plan as part of his fiscal year 2018 compensation.

Extreme Incentive Plan FY19

        On August 29, 2018, the Compensation Committee of the Board of Directors approved the Extreme Incentive Plan for fiscal 2019.  The plan provides the company’s executive officers with the opportunity to earn cash bonuses based upon the achievement of pre-established performance goals. Total bonus opportunities will be based on achievement of semi-annual targets. Performance goals under the plan will be: revenue (40%) and operating income (30%) and non-GAAP operating income (30%).  Actual payout opportunities for each semi-annual bonus payment will range from a threshold of 50% of target to a maximum of 150% of target. If the company fails to achieve the threshold level for any performance measure, no payout is awarded for that measure. For purposes of determining achievement of award opportunities, the Extreme Incentive Plan uses adjusted, non-GAAP measures.